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                                                                    EXHIBIT 99.1

PHILADELPHIA, Sept. 27/PRNewswire/ -- Allied Capital Corporation (NYSE: ALD - news) and SunSource Inc. (Amex: SDP & SDP.PR) reported today that Allied Capital completed the acquisition of SunSource Inc. ("SunSource" or the "Company") on September 26, 2001. As previously announced, Allied Capital will pay $10.375 per SunSource common share for all of the outstanding common equity of SunSource.

As a result of the merger, the common stock of SunSource Inc. has been delisted from trading. Common Shareholders will shortly be receiving instructions for redeeming their common stock in the form of a Letter of Transmittal from the exchange agent for the transaction. The Company's trust preferred securities will remain outstanding, and will not be converted or exchanged and will continue to trade on the Amex under the symbol SDP.PR. As a result of the outstanding trust preferred securities, SunSource will continue to file quarterly reports with the SEC pursuant to the Exchange Act of 1934.

About Allied Capital

Allied Capital is the nation's largest business development company, and provides long-term investment capital to support the expansion of growing middle-market companies. The company provides mezzanine debt and equity financing, and also participates in the real estate capital markets as an investor in commercial mortgage-backed securities. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, or call Allied Capital Investor Relations toll-free at
(888) 818-5298, or e-mail Allied at ir@alliedcapital.com.

About SunSource Inc.

SunSource Inc. has two principal businesses, one focused on retail markets and the other on industrial customers. The retail business is comprised of The Hillman Group, Inc., including its Axxess Technologies subsidiary, which sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items such as tags, letters, numbers, and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

SunSource serves the industrial market with two companies. SunSource Technology Services provides engineering, repair, and fabrication services as well as parts and equipment to manufacturers throughout the U.S. and Canada. The Company's Kar Products affiliate distributes maintenance and repair parts and offers customized inventory management services to commercial and industrial customers of all sizes in the U.S. and Canada.